ARTICLES OF INCORPORATION

of

GMMT, INC.

'83 JUN 10 PM 2 41

SECRETARY OF STATE

BE IT KNOWN, that we, the undersigned, do hereby associate ourselves together to form a corporation under the provisions of the Idaho Revised Statutes, Chapter 78, as amended, and make, subscribed, acknowledge, file and adopt the following Articles of Incorporation:

ARTICLE I

The name of the corporation is GMMT, INC. and its duration shall be perpetual.

ARTICLE II

The principal office or place of business of the corporation in the State of Idaho is 2550 East Boise Ave., Boise, Idaho, and the name of the resident agent of the corporation at such address is Dehlia Boone.

Other offices may be established, business transacted, and meetings of stockholders and directors held at such place within or without the State of Idaho as the by-laws of the corporation shall provide.

ARTICLE III

The general nature of the business or objects or purposes of the corporation to be transacted, promoted, or carried on by the corporation are as follows:

1. To engage in any lawful activity.

2. To locate, purchase, or otherwise acquire mining claims, or, interests therein, whether within or without the State of Idaho and to explore, develop and mine such properties and to treat or beneficiate the minerals or metals recovered therefrom, and to lease, sell or otherwise dispose of such mining claims and products therefrom.

3. To enter into, make, and perform contracts of every kind and for any lawful purpose, with any person, firm, association, or corporation, town, city, county, body politic, state, territory, government, colony or dependency thereof.

4. To borrow money for any of the purposes of the corporation and to draw, make, endorse, discount, issue, sell, pledge, or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness, and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation at the time owned or thereafter acquired.

5. To purchase, hold, sell, and transfer the shares of capital stock.

6. To have one or more offices and to conduct any or all of its operations and business and to promote its objects within or without the State of Idaho without restrictions as to place or amount.

7. To do any or all of the things herein set forth as principal, agent, contractor, trustee, partner, limited or general partner, or joint venturer, or otherwise, alone or in company with others.

8. The objects and purposes herein specified shall be regarded as independent objects and purposes, and except where otherwise expressed, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation.

9. The foregoing shall be construed both as objects

and powers, and enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this corporation by the laws of the State of Idaho.

ARTICLE IV

The total number of shares of stock which this corporation is authorized to issue is ten million (10,000,000) shares of no par value stock, which shall be paid in as the Board of Directors shall designate and as provided by law in cash, real or personal property, services, lease, option to purchase, or any other valuable right or thing for the uses and purposes of the corporation, and all shares of the capital stock when issued in exchange therefor, shall thereafter become and be fully paid, and the judgment of the Directors as to the value of any property, right or thing acquired in purchase or exchange for capital stock shall be conclusive.

ARTICLE V

The members of the governing board of this corporation shall be styled and known as Directors.

The affairs and business of the corporation shall be conducted by a Board of Directors of three, and the number of such directors shall be increased or decreased from time to time by resolution of the Board of Directors, provided that the number of directors shall not be less than three (3). The directors shall elect a President, a Secretary and a Treasurer, and may elect one or more Vice-Presidents of the corporation. The directors shall have full and complete power and authority to carry on and conduct all of the business of the corporation to the same effect and extent as though specifically authorized at meetings of the

stockholders. They shall be elected by the stockholders at such time and place and in such manner as shall be provided for in the by-laws of the corporation. Until their successors are elected and qualified, the following named three persons shall be the first Board of Directors:

Name	Address
ALBERT BOONE	2550 E. Boise Ave. Boise, ID 83706
DEHLIA BOONE	2550 E. Boise Ave. Boise, ID 83706
BARBARA VANCE	12019 La Pan Dr. Boise, ID 83709

ARTICLE VI

The time of the commencement of this corporation shall be the day these Articles of Incorporation are filed in accordance with law, and the corporation shall thereafter have and enjoy perpetual existence, as now provided by law.

ARTICLE VII

The capital stock of this corporation shall not be assessable for any purpose whatsoever.

ARTICLE VIII

The names and post office addresses of each of the incorporators signing these Articles of Incorporation are:

Name	Address
ALBERT BOONE	2550 E. Boise Ave. Boise, ID 83706
DEHLIA BOONE	2550 E. Boise Ave. Boise, ID 83706
BARBARA VANCE	12019 La Pan Dr. Boise, ID 83709

ARTICLE IX

In addition to and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To make, alter, amend, and rescind the by-laws of this corporation from time to time, to fix and determine and to vary the amount to be reserved as working capital over and above its capital stock paid in, and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in; to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

2. To sell, exchange, assign, convey, or otherwise dispose of a part of the property, assets, and effects of the corporation, less than the whole or less than substantially the whole thereof, on such terms and conditions as they shall deem advisable without the assents of the stockholders in writing or otherwise.

3. From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of this corporation, (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders, and no stock holder shall have the right of inspecting any account or book or document of this corporation, except as conferred by statute or authorized by the directors of by resolution of the stockholders.

4. To fill vacancies occurring in the Board from any cause, and by resolution or resolutions passed by a majority of the whole board to designate one or more of the directors of this corporation, which to the extent provided in said resolution or resolutions, or in the by-laws of this corporation, (except the power to make, alter, amend, or rescind

the by-laws, and the power to remove and elect officers) and may have the power to authorize the seal of this corporation to be affixed to all papers that may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of this corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

ARTICLE X

The private property of the stockholders shall be forever exempt from corporate debts or liability of any kind whatsoever.

ARTICLE XI

The shares of capital stock of this corporation may be issued by this corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of this corporation; and all issued shares of the capital stock of this corporation shall be deemed fully paid and non-assessable, and the holders of such shares shall not be liable thereunder to this corporation or its creditors. Stockholders of this corporation shall have pre-emptive right of subscription to any shares of any stock of this corporation, as the Board of Directors may fix from time to time, pursuant to the authority hereby conferred by the Articles of Incorporation of this corporation, and the Board of Directors may issue stock of this corporation, or obligations convertible into stock without

offering such issue of stock either in whole or in part to the stockholders of this corporation. The acceptance of stock in this corporation shall be a waiver of any such pre-emptive or preferential right which, in the absence of this provision, might otherwise be asserted by stockholders of this corporation, or any of them.

ARTICLE XII

No contract or other transaction between the corporation and any other corporation, and no act of the corporation shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in it, or are directors or officers of such other corporation. Any director individually, and any firm of which any director may be a member, may be a party to, or may be pecuniarily interested in any contract or transaction of the corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof, and any director of the corporation who is also a director or officer of such corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize such contract or transaction with like force and effect as if he were not a director or an officer or such corporation, or not so interested.

ARTICLE XIII

The corporation shall indemnify every officer or director, his heirs, executors and administrators, against all costs, expenses and liabilities reasonably incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been an officer or director of the corporation, or at its request,

of any other corporation of which it is a stockholder or creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified did not commit a breach of duty involving negligence or misconduct. The foregoing rights of indemnification shall not be exclusive of any other rights to which any such officer or director may be entitled as a matter of law.

IN WITNESS WHEREOF, we hereunto affix our signatures this day of

Albert Boone
Dehlia Boone
Barbara Vance

STATE OF IDAHO)
:ss
County of Ada)

Before me, the undersigned Notary Public in and for said County and State, on this day personally appeared Albert Boone, Dehlia Boone, and Barbara Vance, known to me to be the same persons who signed the foregoing instrument and acknowledged to me that they executed the same freely and voluntarily for the uses and purposes therein mentioned.

Given under my hand and seal of office this 3rd day of June, 1983.

Notary Public for Idaho
My commission expires: 10/86